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                         CARDIAC CONTROL SYSTEMS, INC.
                      COMPUTATION OF INCOME (LOSS )PER SHARE
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                                                   Three Months Ended         Nine Months Ended
                                                      December 31,               December 31,
                                                   1995         1994        1995            1994
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

PRIMARY INCOME (LOSS) PER SHARE:

 Net income (loss)..........................   $   75,104   $    4,871  $  (88,182)         $  112,857
                                               ==========   ==========  ==========          ==========
 Weighted average number
    of common shares outstanding............    1,363,142    1,324,538   1,349,769           1,246,718
 Net common shares issuable
     on exercise of certain stock
    options and warrants (a)................      102,550            -           -                   -
                                               ----------   ----------  ----------          ----------
 Weighted average number
     of common shares outstanding,
    as adjusted.............................    1,465,692    1,324,538   1,349,769           1,246,718
                                               ==========   ==========  ==========          ==========

  Income (loss) per common share............         $.05         $.00       $(.07)               $.09
                                               ==========   ==========  ==========          ==========

FULLY DILUTED INCOME (LOSS) PER SHARE:

 Net income (loss)........................     $   75,104   $    4,871  $  (88,182)         $  112,857

 Adjustment for interst assuming
    conversion of 5% debentures.............       36,359            -           -                   -
                                               ----------   ----------  ----------          ----------
 Net income (loss), as adjusted.............   $  111,463   $    4,871  $  (88,182)         $  112,857
                                               ==========   ==========  ==========          ==========
 Weighted average number
     of common shares outstanding,
     as adjusted per primary
     computation above......................    1,465,692    1,324,538   1,349,769           1,246,718
 Net  common shares issuable
     on exercise of certain stock
    options and warrants (a)................          (54)           -           -                   -
 Net common shares issuable on
  conversion of 5% convertible
    debentures..............................    1,030,357            -           -                   -
                                               ----------   ----------  ----------          ----------
 Weighted average number
     of common shares outstanding,
    as adjusted.............................    2,495,995    1,324,538   1,349,769           1,246,718
                                               ==========   ==========  ==========          ==========
 Fully diluted income (loss) per
    common share............................         $.04         $.00       $(.07)               $.09
                                               ==========   ==========  ==========          ==========

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     (a) Net common shares issuable on exercise of outstanding stock options, warrants and convertible debentures have not been included in the computation for the nine months ended December 31, 1995 and 1994, and the three months ended December 31, 1994 since inclusion thereof would have an anti-dilutive or immaterial effect on the income (loss) per common share.